Exhibit 3.1
Clinical Data, Inc.
CERTIFICATE OF ELIMINATION
of the
SERIES A PREFERRED STOCK

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

     Clinical Data, Inc., a Delaware corporation (the “Corporation”),
Does Hereby Certify:
     FIRST: That on October 4, 2005, the Board of Directors of the Corporation previously designated 484,070 shares of preferred stock to be known as “Series A Preferred Stock,” par value $0.01 per share, said Series A Preferred Stock to be convertible into the Common Stock, $0.01 par value per share, of the Corporation, which designation remains in full force and effect on the date hereof. None of the authorized shares of Series A Preferred Stock are outstanding and none will be issued.
     SECOND: Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, on June 10, 2008, duly adopted the following resolutions authorizing the elimination of said Series A Preferred Stock.
     Resolved, that, pursuant to the authority conferred on the Board of Directors of the Corporation by the provisions of Section 151 of the General Corporation Law of the state of Delaware, the Board of Directors be and hereby is authorized to eliminate the Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), none of which is currently outstanding, and that, pursuant to the General Corporation Law of the state of Delaware, upon such elimination such shares of Series A Preferred Stock shall resume the status that they held prior to their initial designation.
     Resolved, that a Certificate of Elimination be executed, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation, all references to the Series A Preferred Stock of the Corporation.
     THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Company is hereby amended to eliminate all references to the Series A Preferred Stock.

     In Witness Whereof, Clinical Data, Inc. has caused this Certificate of the Elimination of the Series A Preferred Stock to be signed by its Executive Vice President, Chief Legal Officer, and Secretary this 10th day of June, 2008.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel

Name:	Caesar J. Belbel
Title:	Executive Vice President,
Chief Legal Officer, and Secretary